Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220046

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 1, DATED JANUARY 18, 2018
TO THE PROSPECTUS, DATED DECEMBER 6, 2017

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated December 6, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	to update disclosure in the “Plan of Distribution” section of the Prospectus; and

B.	to update our website address.

A.	Update to Plan of Distribution
The fifth paragraph on page 195 of the Prospectus, in the section titled “Plan of Distribution— The Subscription Process and Admission of Stockholders” is hereby deleted and replaced in its entirety with the following:
We have the right to accept or reject your subscription for any reason. If we reject the subscription, or if the subscription request is canceled before it is accepted or withdrawn, we will return the subscription agreement and the related funds, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within ten business days after such rejection, cancellation or withdrawal. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free information line at (888) 220-6121. If we accept your subscription, you will receive a confirmation of acceptance of your subscription.

B.	Update to Our Website Address
Prior to the date hereof, our website address was www.hinessecurities.com/reits/hines-global-reit-2, as referenced throughout the Prospectus. As of the date hereof, all references to our website address throughout the Prospectus, including on pages 7, 12, 13, 91, 174, 179, 195, 236 and 239 of the Prospectus are hereby deleted and replaced in their entirety with our new website address, which is:
www.hinessecurities.com/hgit.
In addition, the website address referenced twice in the first paragraph of page 195 of the Prospectus as the website address where our SEC filings are posted is hereby deleted and replaced in its entirety with the following new website address:
www.hinessecurities.com/hgit/sec-filings/.